News Release

Contact: Sam Jefson - Public Relations - 641-585-6803 - sjefson@wgo.net
Winnebago Industries Names Brian Hazelton
Vice President & General Manager - Motorhome Business

Forest City, Iowa, August 11, 2016 - Winnebago Industries, Inc. (NYSE: WGO) has announced the appointment of Brian Hazelton to the position of Vice President & General Manager - Motorhome Business, effective August 29, 2016. This Executive Officer position will report directly to Michael Happe, President and CEO. Hazelton will have responsibility for leading Winnebago’s core motorized recreational vehicle division, which includes a full line of well-known gas and diesel products sold predominantly in North America.

Hazelton previously was Chief Executive Officer of Schwing America, Inc., a leading manufacturer of specialty concrete-related construction equipment. Prior to his time with Schwing, Hazelton worked for Terex Corporation and Detroit Diesel Corporation in various Vice President roles, many of which were customer-facing areas such as sales, marketing, service, and dealer development.

“We are excited to welcome Brian to the Winnebago Industries team. Brian is a talented, customer-centric leader with a strong record of delivering results, both financially and within the markets he has served,” said Happe. “We believe his skill set, including the last seven years as a CEO spent transforming an organization, plus the RV industry experience of the team he inherits will make for a productive combination benefitting our channel partners and end customers.”

Hazelton is a graduate of Miami University in Oxford, Ohio, with an undergraduate degree in Business/Finance.

About Winnebago Industries
Winnebago Industries, Inc., is a leading U.S. manufacturer of recreation vehicles, which are used primarily in leisure travel and outdoor recreation activities. The Company builds quality motorhomes, travel trailers, and fifth wheel products. Winnebago Industries has received the Quality Circle Award from the Recreation Vehicle Dealers Association every year since 1996. The Company’s common stock is listed on the New York and Chicago Stock Exchanges and traded under symbol WGO. Options for the Company’s common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries’ investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

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